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                                                              EXHIBIT 10.17





                                 May 3, 2000


R. William Ide III, Esq.
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167

Dear Bill:

         The purpose of this letter is to memorialize certain determinations made by the People Committee of the Board of Directors ("Committee") of Monsanto Company, now known as Pharmacia Corporation ("Company"), at its October 23, 1997 meeting. The Committee reviewed the retirement benefits made available to you under the Monsanto Company Pension Plan ("Pension Plan"), the Monsanto Company ERISA Parity Pension Plan ("Parity Pension Plan"), and the Monsanto Company Supplemental Retirement Plan ("Supplemental Plan"). In recognition of the experience and expertise you have brought to the Company and your potential service with the Company, the Committee determined to award you, subject to certain conditions, a "Supplemental Retirement Benefit" designed to produce a total retirement benefit from the Company at age 65 comparable to that which a Company employee with 30 years of service would receive (taking into account the value of any pension benefits earned as an active employee of the Company and pension benefits received from prior employers). The value of Supplemental Retirement Benefit will be credited to a notional bookkeeping account (the "SERP Account") and will be equal to:

         (a) Three times the sum of the Contribution Credits that would have been credited to you under the Pension Plan had the cash balance plan formula in the Pension Plan been in effect as of the date of your employment, such amount to be credited to you under the terms of the Pension Plan and the Parity Pension Plan as in effect as of January 1, 1997 with respect to your Compensation between the date of your employment with the Company and December 31, 1997; plus
                                                                     ----
         (b) Three times the sum of the Contribution Credits credited to you under the Pension Plan and the Parity Pension Plan with respect to each calendar year during which you are employed by the Company, commencing with calendar year 1997 and continuing through the calendar year in which you attain age 65 or terminate employment with the Company, whichever shall first occur; plus
                                               ----

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R. William Ide III, Esq.
May 2, 2000
Page 2

         (c) Interest on your SERP Account balance credited as of the first day of each month during which you are employed by the Company at a rate equal to the "Interest Rate" as defined in the Pension Plan.

         The balance of your SERP Account from time to time shall be deemed to your "Supplemental Retirement Benefit." Except as specifically provided below, you will be fully vested in your Supplemental Retirement Benefit at all times.

         The optional payment form you elect under the Parity Pension Plan will also apply to payment of your Supplemental Retirement Benefit, using the same actuarial factors as are used under the Parity Pension Plan. Interest will be credited to your Supplemental Retirement Benefit beginning as of the date of your termination of employment and ending as of the date payment of the benefit commences at the same rate as provided under the Parity Pension Plan.

         If you die while employed by the Company or any of its affiliates, are married, and your spouse survives you, she will be entitled to receive a survivor's benefit in an amount equal to the value of your Supplemental Retirement Benefit at the time of your death. Your spouse may elect to have such amount paid in any manner available to a beneficiary under the Parity Pension Plan.

         You may request deferral of the payment of your Supplemental Retirement Benefit if you submit a timely request prior to termination of employment in accordance with the deferral procedures set forth in the Parity Pension Plan. The Committee will consider your deferral request, and if it is approved, you will be permitted to defer payment of your Supplemental Retirement Benefit on the same terms and conditions as permitted with respect to your benefit under the Parity Pension Plan.

         This Supplemental Retirement Benefit will be separate from and in addition to any pension benefit you are entitled to receive under the Pension Plan, Parity Pension Plan and Supplemental Plan.

         The Supplemental Retirement Benefit may not be assigned by you, and any attempted assignment, pledge or other transfer shall be void. If any court, agency, or other party orders or is otherwise successful in obtaining an order for transfer in whole or in part of the Supplemental Retirement Benefit, it shall thereupon be deemed automatically terminated in full.

         The Supplemental Retirement Benefit and the Company's obligations hereunder may be terminated in whole or in part at any time by the Committee (or its successor) if, after your employment with the Company, any of its affiliates, or the assignee of this agreement ends, you become employed by or are retained in any manner by an agricultural, pharmaceutical or other company in competition with any of the companies.

         Any term capitalized but not defined herein shall have the meaning assigned to it in the Pension Plan. To the extent necessary, the Pension Plan and the Parity Pension Plan are incorporated by reference herein and made a part hereof.


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R. William Ide III, Esq.
May 2, 2000
Page 3

         Please acknowledge your receipt and acceptance of this agreement by signing both copies of this letter and returning one copy to my office.

                                          Very truly yours,

                                          PHARMACIA CORPORATION


                                          By /s/ John Murabito
                                             -----------------

                                          Its VP, Ag HR    5/12/00


Received and Acknowledged:

/s/ R. William Ide III
----------------------
R. William Ide III

Date: May 3, 2000
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